Exhibit 99.2

Nephros Receives Approval to Market OLpūr(TM) MD Hemodiafilter
Series in Canada

NEW YORK, NY — November 20, 2007 - Nephros, Inc. (AMEX:NEP) today announced that the Company has received approval from the Therapeutic Products Directorate of Health Canada, the Canadian health regulatory agency, to market its OLpur(TM) MD hemodiafilter series in Canada.

“Nephros is pleased to have received approval from the Therapeutic Products Directorate to market its OLpūr(TM) MD hemodiafilter series in Canada,” said Norman J. Barta, Chairman and CEO of Nephros.  “This is the first approval of our HDF therapy products in North America, and we are proud to have the opportunity to introduce this important therapy to patients in this region.”

About the OLpūr(TM) MD Hemodiafilter Series and OLpūr(TM) H2H(TM) Hemodiafiltration Module

The Nephros OLpūr(TM) MD hemodiafilter series received CE Marking in 2003 and is currently in use in over 50 European clinics. The OLpūr(TM) H2H(TM) hemodiafiltration module is designed to convert the most common types of hemodialysis machines to HDF therapy.

On October 16, 2007, Nephros announced the initiation of its pivotal U.S. clinical trial for the OLpūr(TM) H2H(TM) hemodiafiltration module and OLpūr(TM) MD 220 hemodiafilter.  Upon successful completion of the trial, Nephros plans to seek FDA approval to market both the OLpūr(TM) H2H(TM) module and the OLpūr(TM) MD hemodiafilter series in the U.S., with a product launch targeted for 2008.  Nephros believes that, upon approval, its mid-dilution HDF technology would be the first approved online HDF therapy in the U.S.

"Nephros HDF technology represents a new standard of therapy for ESRD patients. Our H2H(TM) module and MD filter are designed to provide a cost-effective and user-friendly means for hospitals and clinics to upgrade to our mid-dilution HDF therapy, thus providing a leading-edge therapeutic alternative without replacing existing dialysis machines or changing the clinic’s routine," said Mr. Barta.

Independent studies have demonstrated reductions of up to 35% in mortality risk for patients using HDF therapy vs. hemodialysis therapy. Additionally, reductions in drug requirements, lower morbidity and lower infection rates have been demonstrated using HDF therapy in such studies.

About Nephros, Inc.

Nephros, Inc., headquartered in New York, is a medical device company developing and marketing products designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient, while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. The Nephros HDF system is designed to remove a range of harmful substances more effectively, and more cost-effectively, than existing ESRD treatment methods; particularly with respect to substances known collectively as "middle molecules." These molecules have been found to contribute to such conditions as dialysis-related amyloidosis, carpal tunnel syndrome, degenerative bone disease and, ultimately, mortality in the ESRD patient. Nephros products are sold and distributed throughout Europe and are currently being used in over fifty clinics in Europe.

Nephros also markets a line of water filtration products, the Dual Stage Ultrafilter (DSU). The Company's patented dual stage cold sterilization Ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses and parasites. The DSU proprietary design provides dual-stage filtration which reduces the risk of filtration failure. With an initial focus on health care, the DSU is in a pilot-use program at a major U.S. medical center and has been selected for further development by the U.S. Marine Corps.

For more information on Nephros please visit the Company's website, www.nephros.com.

Forward-Looking Statements

This news release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements include statements regarding the efficacy and intended use of the Company's technologies under development, the timelines for bringing such products to market and the availability of funding sources for continued development of such products and other statements that are not historical facts, including statements which may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. For such statements, the Company claims the protection of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that: (i) Nephros may not be able to satisfy its obligations when they become due and payable and meet its anticipated cash needs and may not be able to obtain funding if and when needed or on terms favorable to it in order to continue operations or fund its clinical trials; (ii) Nephros may not be able to continue as a going concern; (iii) Nephros may be unable to show progress consistent with its plan of compliance to meet the American Stock Exchange's continued listing standards or may be otherwise unable to timely regain compliance with the AMEX listing standards; (iv) products that appeared promising to Nephros in research or clinical trials may not demonstrate anticipated efficacy, safety or cost savings in subsequent pre-clinical or clinical trials; (v) Nephros may not obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (vi) Nephros may encounter unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; (vii) HDF therapy may not be accepted in the United States and/or Nephros' technology and products may not be accepted in current or future target markets, which could lead to failure to achieve market penetration of Nephros' products; (viii) Nephros may not be able to sell its ESRD therapy or water filtration products at competitive prices or profitably; (ix) Nephros may not be able to secure or enforce adequate legal protection, including patent protection, for its products; (x) FDA approval relating to Nephros' OLpūr HD190 filter may not facilitate or have any effect on the regulatory approval process for its other products; and (xi) Nephros may not be able to achieve sales growth in Europe or expand into other key geographic markets. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros' filings with the Securities and Exchange Commission, including Nephros' Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended December 31, 2006 and Nephros' Quarterly Reports filed with the SEC on Form 10-QSB for the quarters ended September 30, 2007, June 30, 2007 and March 31, 2007. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

###

Contact:
     CONTACTS:
     Norman J. Barta
     Nephros, Inc.
     212 781-5113

     Paul G. Henning
     Cameron Associates
     212 554-5462
    phenning@cameronassoc.com